EXHIBIT 10.3b

AMENDMENT NO. 2 TO

THE PMI GROUP, INC.

2005 DIRECTORS’ DEFERRED COMPENSATION PLAN

(September 20, 2007 Restatement)

THE PMI GROUP, INC., having adopted The PMI Group, Inc. 2005 Directors’ Deferred Compensation Plan (the “Plan”) effective as of January 1, 2005, having amended and restated the Plan effective as of September 20, 2007, and having further amended the restated Plan effective as of February 20, 2008, hereby again amends the restated Plan as follows:

1. Effective as of November 19, 2008, Section 5.5 is amended in its entirety to read as follows:

“5.5 Special Rule for Separation from Service. Subject to the provisions of Sections 5.3 and 5.6:

(a) In the case of a Participant who incurs a Separation from Service and who, pursuant to Section 3, has elected to receive his or her Account balance upon his or her Separation of Service (an “Applicable Participant”), a distribution of the balance credited to the Account shall be made or commenced on the Payment Date that immediately follows the Applicable Participant’s Separation from Service or as soon as administratively practicable thereafter, and in the form of payment elected by the Participant pursuant to Section 3; provided, however, that any scheduled installment payments that remain to be paid on January 31 of the second calendar year immediately following the year in which the Participant incurred the Separation from Service automatically will be distributed to him or her in a lump sum cash payment on that date or as soon as administratively practicable thereafter.

(b) In the case of a Participant who is not an Applicable Participant and who incurs a Separation from Service, a distribution of the balance (if any) credited to the Participant’s Account shall be made in a lump sum cash payment on January 31 of the second calendar year immediately following the year in which the Participant incurred the Separation from Service or as soon as administratively practicable thereafter.

(c) Any amount to be distributed pursuant to the foregoing provisions of this Section 5.5 shall continue to be credited (or debited) with deemed investment returns, gains and losses in accordance with Section 3.3 until the date of payment.”

2. Effective as of January 1, 2005, a new Section 5.14 is added immediately after Section 5.13 to read as follows:

“5.14 Designated Payment Date. Notwithstanding any contrary Plan provision, any payment that is scheduled to be made to a Participant under the Plan on a Payment Date or anniversary thereof (the “Designated Payment Date”) shall be made no later than (a) the end of the Participant’s taxable year that includes the Designated Payment Date, or (b) if later, the fifteenth (15th) day of the third calendar month immediately following the Designated Payment Date. In no event, however, shall the Participant be permitted, directly or indirectly, to designate the taxable year of such payment.”

IN WITNESS WHEREOF, The PMI Group, Inc., by its duly authorized officer, has executed this Amendment No. 2 to the restated Plan as of the date specified below.

THE PMI GROUP, INC.

Date: November 20, 2008	By	/s/ Charles Broom
Charles Broom
Senior Vice President, Human Resources

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